EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 16 May 2016

TAUTACHROME Inc. prepares for the launch of SAFEDATE

Oro Valley, Arizona, Tautachrome, Inc. (OTC-PINK: TTCM) today announced the completion of the beta testing of its in house developed SafeDate app.

The SafeDate app, which is a front runner of Tautachrome's flagship KlickZie technology under patent application, has released the first Android update which includes SafeDate's new Squib messaging feature.

SafeDate, which is a personal security app for hand held devices, has increased its useability by adding the Squib feature to allow users to communicate directly with each other during their dating-related outings. The Android version of the Squib feature is in service now and the Apple iOS version of Squib is expected to be released shortly.

The parent company, Tautachrome has also signed a letter of intent to acquire the assets and intellectual property of SafeDate LLC. based in Washington DC, USA through its Appquisitions™ division.

Developed by Polybia Studios, a wholly owned subsidiary of Tautachrome, SafeDate will showcase the app at the Bond University open day this week.

"This is a thrilling moment for the Polybia team who, having graduated from Bond University, went straight to work at Polybia and now get to launch their SafeDate app at their home alma mater prior to the worldwide SafeDate marketing kick-off" said Dr Jon N Leonard the Company's CEO. "Last year we built Polybia Studios from scratch with some very talented graduating students from Bond University in Australia, and now it is something we are very proud of."

About Tautachrome, Inc.

Tautachrome, Inc. (OTC-PINK: TTCM) is an emerging growth company in the developing digital imagery technology sector. Tautachrome is an Internet technology development company with operations in America and Australia. Tautachrome has revolutionary patents pending, including Talk-to-the-Picture social networking and trustable imagery-based interaction.

Safe Harbor Statement Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

Contact;Tautachrome, Inc.

Tel; +1 520 318 5578

Web; www.tautachrome.com